Exhibit 4.1

Description of our Units

REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES

EXCHANGE ACT OF 1934

Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Annual Report on Form 10-K to which this Description of our Common Units is attached as an exhibit.
General.

Under the terms of the Fund’s LLC Agreement, the Fund is authorized to issue an unlimited number of Units. There is currently no market for the Fund’s Units, and the Fund can offer no assurances that a market for its Units will develop in the future. There are no outstanding options or warrants to purchase the Fund’s Units. No Units have been authorized for issuance under any equity compensation plans. Under Delaware law, Unit Holders generally are not personally liable for the debts or obligations of the Fund.

Units.

All the Fund’s Units have equal rights as to earnings, assets, dividends, subject to any preferential dividend rights of outstanding preferred units, if any. Distributions may be paid to the holders of the Fund’s Units if, as and when authorized by the Board and declared by the Fund out of funds legally available therefor. In the event of the Fund’s liquidation, termination or winding up, each Unit of the Fund’s Units would be entitled to share ratably in all of the Fund’s assets that are legally available for distribution after the Fund pays all debts and other liabilities and subject to any preferential rights of holders of the Fund’s preferred Units, if any preferred Units are outstanding at such time. Each share of the Fund’s Units is entitled to one vote on all matters submitted to a vote of Unit Holders, including the election of directors. Except as provided with respect to any other class or series of Units, the holders of the Fund’s Units will possess exclusive voting power. There is no cumulative voting in the election of directors, which means that holders of a majority of the outstanding Units can elect all of the Fund’s directors, and holders of less than a majority of such Units will not be able to elect any directors.

Transferability of Units

Prior to an IPO (if any), Unit Holders may not sell, assign, transfer or pledge (each, a “Transfer”) any Units, rights or obligations unless (i) the Adviser gives consent, which consent may be granted or denied in the sole discretion of the Adviser, (ii) any purported transferee satisfies applicable eligibility and/or suitability requirements, and (iii) the Transfer is made in accordance with applicable securities laws and in compliance with the LLC Agreement. No Transfer will be effectuated except by registration of the Transfer on the Fund’s books. Each transferee must agree to be bound by these restrictions and all other obligations as a Unit Holder in the Fund.

Following an IPO, if any, Unit Holders may be restricted from selling or transferring their Units for a certain period of time by applicable securities laws or contractually by a lock-up agreement with the underwriters of the IPO.

Limited Liability of the Unit Holders

No common Unit Holder or former Unit Holder, in its capacity as such, will be liable for any of our debts, liabilities or obligations except as provided hereunder and to the extent otherwise required by law. Each Unit Holder will be required to pay to us any unpaid balance of any payments that he, she or it is expressly required to make to us pursuant to the LLC Agreement or pursuant to such Unit Holder’s Subscription Agreement, as the case may be.

Limitation on Liability of Directors and Officers

To the fullest extent permitted by applicable law, none of the Fund’s Directors and Officers or employees will be liable to the Fund or to any Unit Holder for any act or omission performed or omitted by any such person (including any acts or omissions of or by another Director, Officer or employee), in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office.

Delaware Law and Certain Limited LLC Agreement Provisions

Organization and Duration

The Fund was initially formed as a limited partnership and converted by operation of law to a Delaware limited liability company. We will remain in existence until dissolved in accordance with the LLC Agreement or pursuant to Delaware law.

Purpose

Under the LLC Agreement, we may engage in any lawful act or activity for which limited liability companies may be formed under the laws of the State of Delaware and shall have all the powers available to it as a limited liability company formed under the laws of the State of Delaware.

Agreement to be Bound by the LLC Agreement; Power of Attorney

By executing the Subscription Agreement (which signature page constitutes a counterpart signature page to the LLC Agreement), each investor accepted by the Fund is agreeing to be admitted as a member of the Fund and bound by the terms of the LLC Agreement. Pursuant to the LLC Agreement, each Unit Holder and each person who acquires Units from a Unit Holder grants any duly authorized representative of the Fund as its true and lawful representative and its attorney-in-fact, in its name, place, and stead.

Resignation and Removal of Directors; Procedures for Vacancies

Any director may resign at any time by submitting his or her written resignation to the Board or secretary of the Fund. Such resignation shall take effect at the time of its receipt by the Fund unless another time be fixed in the resignation, in which case it shall become effective at the time so fixed. The acceptance of a resignation shall not be required to make it effective. Any or all of the directors may be removed by the affirmative vote of fifty percent (50%) or more of the full Board, provided however, that any or all directors appointed by preferred Unit Holders may be removed only by the affirmative vote of at least 66 2/3% in voting power of all the then-outstanding preferred Units of the Fund.

Except as otherwise provided by applicable law, including the 1940 Act, any newly created directorship on the Board that results from an increase in the number of directors, and any vacancy occurring in the Board that results from the death, resignation, retirement, disqualification or removal of a director or other cause, shall be filled by exclusively by the appointment and affirmative vote of a majority of the remaining directors in office, although less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy or newly created directorship shall hold office for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is duly elected and qualified, or until his or her death, resignation, retirement, disqualification or removal.

Action by Unit Holders

Under the LLC Agreement, whenever action is required to be taken by a specified percentage in interest of the Unit Holders (or any class or group of Unit Holders), such action shall be deemed to be valid if taken upon the written vote or written consent of those Unit Holders (or those Unit Holders included in such class or group) whose Units represent the specified percentage of the aggregate outstanding Units of all Unit Holders (or all Unit Holders included in such class or group) at the time. Each Unit Holder shall be entitled to one vote for each Unit held on all matters submitted to a vote of the Unit Holders.

Only our Board, the Chairman of the Board or our President may call a meeting of Unit Holders. Only business specified in the Fund’s notice of meeting (or any supplement thereto) may be conducted at such meeting.

Amendment of the LLC Agreement; No Approval by Unit Holders

Except as otherwise provided in the LLC Agreement, the terms and provisions of the LLC Agreement may be amended with the consent of the Board (which term includes any waiver, modification, or deletion of the LLC Agreement) during or after the term of the Fund, together with the prior written consent of:

1.
If no preferred Units have been issued and are outstanding, the holders of a majority of the Units; and
2.
If preferred Units have been issued and are outstanding, (i) in the case of an amendment not affecting the rights of preferred Unit Holders, the holders of a majority of the Units, (ii) in the case of an amendment not affecting the rights of the Unit Holders (including rights or protections with respect to tax consequences of Unit Holders), the holders of a majority of the preferred Units, and (iii) in case of an amendment affecting the rights (including rights or protections with respect to tax consequences of Unit Holders) of both the Unit Holders and preferred Unit Holders, the holders of a majority of the Units and the holders of a majority of the preferred Units.

Notwithstanding clauses (a) or (b) above, certain limited amendments, as set forth in the LLC Agreement, may be made with the consent of the Board and without the need to seek the consent of any Unit Holder or preferred Unit Holder.

Merger, Sale or Other Disposition of Assets

Subject to any restrictions of the 1940 Act and applicable law, the Board shall be entitled, without the approval of any Unit Holders, to cause the Fund to, among other things, sell, exchange or otherwise dispose of all or substantially all of the Fund’s assets in a single transaction or series of transactions, or approve on behalf of the Fund, the sale, exchange or disposition of all or substantially all of the Fund’s assets. The Board may also cause the sale of all or substantially all of the Fund’s assets under foreclosure or other realization without the consent of any Unit Holders.